Exhibit 99.1

Schnitzer Reports Fourth Quarter and Fiscal 2019 Financial Results

Solid Performance in Challenging Market Conditions

Fourth Quarter Sales Volumes Up Sequentially

Strong Operating Cash Flow

PORTLAND, Ore.--(BUSINESS WIRE)--October 24, 2019--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported results for its fourth quarter and fiscal year ended August 31, 2019.

The Company reported earnings per share from continuing operations for the quarter of $0.41 and adjusted earnings per share of $0.42, a sequential decrease from the third quarter results of $0.56 and $0.65, respectively. Comparatively, prior year fourth quarter reported and adjusted earnings per share from continuing operations were $2.08 and $2.11, respectively, which included a discrete tax benefit of $1.06 per share. The Company reported fiscal 2019 full year earnings per share of $2.01 and adjusted earnings per share of $2.16, compared to fiscal 2018 results of $5.46 and $5.64, respectively, which included discrete tax benefits of $1.58 per share.

“In challenging market conditions marked by sharp declines in both ferrous and nonferrous prices, our team delivered solid financial and operational results. Both businesses were successful in expanding sales volumes during the quarter and benefited from the productivity initiatives we implemented earlier this year,” commented Tamara Lundgren, President and Chief Executive Officer. “These results together with our focus on effective working capital management led to strong operating cash flow which allowed us to continue to invest in our strategic initiatives, reduce debt and return capital to shareholders through our dividend and share repurchases.”

Divisional Operating Performance

Auto and Metals Recycling (AMR) achieved operating income in the fourth quarter of $22 million, or $22 per ferrous ton. AMR’s ferrous and nonferrous sales volumes increased 9% and 4% sequentially, but operating income was impacted by metal spread compression resulting from a significant decrease in ferrous and nonferrous scrap prices during the latter two months of the quarter which outpaced the reduction in purchase costs for raw materials.

Cascade Steel and Scrap (CSS) achieved operating income in the fourth quarter of $6 million. CSS increased finished steel sales volumes sequentially, but operating income was impacted by margin compression as the decrease in net selling prices for finished steel products, particularly wire rod, outpaced the decrease in the purchase cost of steel-making raw materials. CSS’s fiscal 2019 performance of $32 million was its second-best since 2008, supported by finished steel prices that reached a multi-year peak in the fall of 2018, before declining by over 10% through the fourth quarter primarily as a result of lower raw material prices and extended customer destocking.

The Company continued to benefit from the $35 million productivity improvement program announced earlier in fiscal 2019. Consolidated results in the fourth quarter of fiscal 2019 reflected approximately $9 million of benefits from these measures, of which $7 million were achieved by AMR and the remainder by CSS and Corporate. In fiscal 2019, the Company achieved approximately $30 million of benefits from these initiatives and expects to achieve the full annual amount in fiscal 2020.

In the fourth quarter, the Company generated operating cash flow of $82 million resulting in a reduction in debt to $105 million, the lowest level since fiscal 2010. The Company repurchased 115 thousand shares of Class A common stock in open market transactions during the quarter and returned capital to shareholders through its 102nd consecutive quarterly dividend.

Market Conditions & Strategic Initiatives

Markets for ferrous and nonferrous metals have been pressured, with prices declining in 8 of the last 10 months. Factors contributing to this have included slower global growth, extended customer destocking and mill outages, and trade and regulatory actions by China, including tariffs, licensing, import quotas, and higher metal content requirements. Since the beginning of August, ferrous prices have decreased by almost 20% and reached three-year lows in mid-October. Nonferrous prices have continued their decline, with prices for zorba now down almost 50% since the most recent peak in the spring of 2018, reaching levels last seen in 2009. We expect these lower prices to further compress our operating margins in the first quarter, which we anticipate will also include a significant adverse impact from average inventory accounting.

“As we look forward, while near-term market conditions are challenging, we have in place strategic initiatives to deliver growth. We are expanding our productivity improvement program to deliver additional savings beginning the second quarter. In addition, we expect our advanced metal recovery investments to deliver benefits beginning in the second half of fiscal 2020 by increasing our throughput, improving our yields, lowering our costs, and creating products and furnace-ready materials that can meet global metal content and quality requirements on a cost-effective basis. Importantly, these investments will also support our Sustainability objectives to increase recycling and reduce waste,” added Tamara Lundgren, President and Chief Executive Officer. “These initiatives, together with our organic volume and sales diversification growth targets, should improve our margins and enable us to continue our track record of delivering strong operating cash flow through the cycle, providing us with additional opportunities to grow and to return more capital to our shareholders.”

Summary Results
($ in millions, except per share amounts)
	Quarter			Year
	4Q19	3Q19	4Q18	2019	2018
Revenues	$548	$547	$670	$2,133	$2,365
Operating income	$18	$24	$38	$84	$149
Charge related to the settlement of a wage and hour class action lawsuit	—	2	—	2	—
Charges for legacy environmental matters, net(1)	1	1	1	2	7
Asset impairment charges, net	—	—	1	—	(1)
Restructuring charges and other exit-related activities	—	—	(1)	—	(1)
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Adjusted operating income(2)(3)	$18	$27	$39	$89	$154
Net income attributable to SSI shareholders	$12	$16	$60	$56	$156
Net income from continuing operations attributable to SSI shareholders	$12	$16	$59	$57	$156
Adjusted net income from continuing operations attributable to SSI shareholders(2)	$12	$18	$60	$61	$161
Diluted earnings per share attributable to SSI shareholders	$0.41	$0.56	$2.09	$2.00	$5.47
Diluted earnings per share from continuing operations attributable to SSI shareholders	$0.41	$0.56	$2.08	$2.01	$5.46
Adjusted diluted earnings per share from continuing operations attributable to SSI shareholders(2)	$0.42	$0.65	$2.11	$2.16	$5.64

(1)

Legal and environmental charges for legacy environmental matters, net of recoveries. The third quarter of fiscal 2019, the fourth quarter of fiscal 2018, and fiscal 2018 have been recast for comparability. Legacy environmental matters include charges (net of recoveries) related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies. See Note 8 – Commitments and Contingencies, ‘Portland Harbor’ and ‘Other Legacy Environmental Loss Contingencies’ in the Notes to the Consolidated Financial Statements in the Company’s most recently filed 10-K on October 24, 2019.

(2)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3)	May not foot due to rounding.

Auto and Metals Recycling

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton)
	Quarter			Year
	4Q19	3Q19	4Q18	2019	2018
Total revenues	$433	$429	$532	$1,685	$1,909
Ferrous revenues	$287	$280	$362	$1,123	$1,288
Ferrous volumes (LT, in thousands)	1,024	938	1,032	3,740	3,708
Avg. net ferrous sales prices ($/LT)(1)	$270	$293	$321	$289	$317
Nonferrous revenues	$114	$113	$134	$430	$482
Nonferrous volumes (pounds, in millions)(2)	160	154	167	608	572
Avg. net nonferrous sales prices ($/pound)(1)(2)	$0.56	$0.62	$0.69	$0.59	$0.72
Cars purchased (in thousands)	101	102	105	386	424
Operating income	$22	$29	$34	$96	$169
Operating income ($/LT)	$22	$31	$33	$26	$46
Adjusted operating income(3)	$22	$29	$34	$96	$169
Adjusted operating income ($/LT)	$22	$31	$33	$26	$46
LT = Long Ton, which is equivalent to 2,240 pounds
(1)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(2)	Excludes platinum group metals (PGMs) in catalytic converters.
(3)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes in the fourth quarter increased 9% sequentially, driven by seasonally improved supply flows and the benefits from commercial initiatives, and decreased 1% compared to the prior year fourth quarter. Nonferrous sales volumes in the fourth quarter were 4% higher sequentially, due primarily to higher production volumes, and were 4% lower compared to the prior year fourth quarter.

Export customers accounted for 74% of total ferrous sales volumes for the quarter. Ferrous and nonferrous products were shipped to 25 countries in the fourth quarter, with Vietnam, Turkey and South Korea representing the top export destinations for ferrous shipments.

Pricing: Average ferrous net selling prices decreased $23 per ton, or 8%, sequentially and decreased $51 per ton, or 16%, compared to the prior year fourth quarter. Average nonferrous net selling prices decreased 10% sequentially and decreased 19% compared to the prior year fourth quarter.

Margins: Operating income was $22 million in the fourth quarter, lower sequentially by $7 million, or 24%. Operating income per ferrous ton of $22 was also lower sequentially by $10 per ton. AMR’s results primarily reflect a compression of metal spreads in the fourth quarter as the decline in net selling prices for ferrous and nonferrous scrap outpaced the reduction in purchase costs for raw materials, seasonally lower retail sales and increased selling, general and administrative expense primarily from higher environmental-related expense, partially offset by the benefits of higher ferrous and nonferrous sales volumes. Fourth quarter operating results include an adverse impact from average inventory accounting of $1 million, consistent with the impact in the third quarter of fiscal 2019 and compared to an adverse impact of $2 million in the fourth quarter of fiscal 2018.

AMR achieved operating income of $96 million in fiscal 2019 and operating income per ferrous ton of $26, compared to operating income of $169 million and operating income per ferrous ton of $46 in fiscal 2018, primarily due to compression of metal spreads. The major driver of margin compression was the significant year-over-year decline in average net selling prices for ferrous and nonferrous products which were down 9% and 18%, respectively. This was partially offset by the benefits of productivity initiatives implemented during the year and an increase in ferrous and nonferrous sales volumes which were up 1% and 6% year-over-year, respectively.

Cascade Steel and Scrap

Summary of Cascade Steel and Scrap Results
($ in millions, except selling prices)
	Quarter			Year
	4Q19	3Q19	4Q18	2019	2018
Steel revenues	$96	$97	$102	$368	$368
Recycling revenues	21	25	42	91	113
Total segment revenues(1)	$117	$121	$144	$459	$481

Operating income	$6	$8	$14	$32	$38

Finished steel average net sales price ($/ST)(2)	$675	$703	$741	$713	$666
Finished steel sales volumes (ST, in thousands)	134	130	127	478	519

Rolling mill utilization	90%	98%	83%	88%	88%
ST = Short Ton, which is equivalent to 2,000 pounds
(1)	May not foot due to rounding.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.

Volumes: Finished steel sales volumes in the fourth quarter were 4% higher sequentially and 6% higher compared to the same period of the prior year amid steady construction demand in our West Coast markets. Recycling revenues were 49% lower compared to the prior year fourth quarter from a combination of lower scrap prices and timing of shipments.

Pricing: Average net selling prices for finished steel products decreased 4% sequentially and 9% from the prior year fourth quarter driven primarily by the decline in costs of steel-making raw materials, including scrap and other consumables, and sequentially, also by the impact on demand of extended customer destocking.

Margins: Operating income for the fourth quarter was $6 million, a decrease of $2 million compared to the third quarter of fiscal 2019 due primarily to finished steel margin compression resulting from lower average net selling prices for finished steel products, particularly wire rod, which outpaced the decline in steel-making raw materials costs, partially offset by the benefits from higher finished steel sales volumes. Operating income in the fourth quarter declined by $7 million compared to the same period of the prior year primarily as a result of the impact of lower average selling prices and higher beginning inventory costs in a declining selling price environment, partially offset by benefits from productivity initiatives and higher finished steel sales volumes.

CSS achieved operating income in fiscal 2019 of $32 million, its second-best performance since 2008, compared to operating income of $38 million in the prior year. While prices decreased after reaching a multi-year peak in the fall of 2018, finished steel net selling prices were still on average 7% higher year-over-year. Finished steel sales volumes were 8% lower compared to fiscal 2018, impacted by unusually severe weather conditions in the winter followed by customer destocking in the second half of the fiscal year.

Corporate Items

In the fourth quarter of fiscal 2019, consolidated financial performance included Corporate expense of $11 million, compared to $13 million in the third quarter of fiscal 2019, which included a $2 million charge related to the settlement of a wage and hour class action lawsuit. Corporate expense was flat compared to the prior year fourth quarter. The Company’s effective tax rate for the fourth quarter of fiscal 2019 was an expense of 25% and for the fiscal year 2019 was an expense of 23%.

In the fourth quarter, the Company generated operating cash flow of $82 million, driven by profitability and effective working capital management, resulting in a $37 million sequential reduction in debt to $105 million, and reduction in debt, net of cash, to $93 million, both at the lowest level since fiscal 2010. Capital expenditures were $34 million in the fourth quarter and $95 million for fiscal 2019, including investments in maintaining the business, environmental projects and growth.

During the fourth quarter, the Company returned capital to shareholders through its 102nd consecutive quarterly dividend and the repurchase of 115 thousand shares of Class A common stock in open market transactions pursuant to the ongoing authorized share repurchase program. In fiscal 2019, the Company repurchased approximately 527 thousand shares, or almost 2% of its outstanding shares.

Analysts’ Conference Call: Fourth Quarter and Fiscal 2019

A conference call and slide presentation to discuss results will be held today, October 24, 2019, at 11:30 a.m. Eastern hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the above website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
($ in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2019	May 31, 2019	August 31, 2018	August 31, 2019	August 31, 2018
REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$286,518	$280,362	$362,051	$1,123,180	$1,288,287
Nonferrous revenues	113,911	112,785	133,758	430,361	481,777
Retail and other revenues	33,048	35,876	35,707	131,436	138,902
Total Auto and Metals Recycling revenues	433,477	429,023	531,516	1,684,977	1,908,966

Cascade Steel and Scrap:
Steel revenues(1)	95,968	96,626	101,846	367,956	367,560
Recycling revenues	21,233	24,805	42,021	91,460	113,081
Total Cascade Steel and Scrap revenues	117,201	121,431	143,867	459,416	480,641
Intercompany sales eliminations	(2,878)	(3,058)	(5,806)	(11,612)	(24,892)
Total revenues	$547,800	$547,396	$669,577	$2,132,781	$2,364,715

OPERATING INCOME:

AMR operating income	$22,044	$29,189	$33,836	$95,991	$169,120
CSS operating income	$6,149	$8,116	$13,604	$31,951	$38,286
Consolidated operating income	$17,681	$24,459	$37,973	$83,865	$148,988

Adjusted AMR operating income(2)	$22,044	$29,189	$34,368	$96,054	$169,356
Adjusted CSS operating income(2)	6,149	8,116	13,604	31,951	38,198
Adjusted segment operating income(2)	28,193	37,305	47,972	128,005	207,554
Corporate expense, adjusted(3)	(10,435)	(9,670)	(9,508)	(39,237)	(53,107)
Intercompany eliminations	224	(269)	539	274	(290)
Adjusted operating income(2)	17,982	27,366	39,003	89,042	154,157
Charge related to the settlement of a wage and hour class action lawsuit	—	(2,330)	—	(2,330)	—
Charges for legacy environmental matters, net(4)	(749)	(502)	(1,420)	(2,419)	(7,268)
Asset impairment (charges) recoveries, net	—	—	(532)	(63)	1,021
Restructuring charges and other exit-related activities	448	(75)	922	(365)	661
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	417
Total operating income	$17,681	$24,459	$37,973	$83,865	$148,988

(1)	Steel revenues include primarily sales of finished steel products, semi-finished goods (billets) and manufacturing scrap.
(2)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3)

Corporate expense has been adjusted for the three months ended May 31, 2019 and year ended August 31, 2019 to exclude a $2 million charge related to the settlement of a wage and hour class action lawsuit. Corporate expense has been adjusted for all periods presented for charges for legacy environmental matters, net of recoveries. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

(4)

Legal and environmental charges for legacy environmental matters, net of recoveries. Prior quarters and fiscal 2018 have been recast for comparability. Legacy environmental matters include charges (net of recoveries) related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2019	May 31, 2019	August 31, 2018	August 31, 2019	August 31, 2018
Revenues	$547,800	$547,396	$669,577	$2,132,781	$2,364,715
Cost of goods sold	479,117	474,598	582,608	1,858,535	2,010,485
Selling, general and administrative	51,922	48,575	50,011	191,405	208,877
(Income) from joint ventures	(472)	(311)	(625)	(1,452)	(1,953)
Asset impairment charges (recoveries), net	—	—	532	63	(1,021)
Restructuring charges and other exit-related activities	(448)	75	(922)	365	(661)
Operating income	17,681	24,459	37,973	83,865	148,988
Interest expense	(1,999)	(2,294)	(2,160)	(8,266)	(8,983)
Other income, net	268	29	495	641	1,848
Income from continuing operations before income taxes	15,950	22,194	36,308	76,240	141,853
Income tax (expense) benefit	(3,937)	(5,762)	23,620	(17,670)	17,590
Income from continuing operations	12,013	16,432	59,928	58,570	159,443
(Loss) Income from discontinued operations, net of tax	(46)	8	273	(248)	346
Net income	11,967	16,440	60,201	58,322	159,789
Net income attributable to noncontrolling interests	(392)	(750)	(532)	(1,977)	(3,338)
Net income attributable to SSI shareholders	$11,575	$15,690	$59,669	$56,345	$156,451
Basic:
Income per share from continuing operations attributable to SSI shareholders	$0.42	$0.57	$2.17	$2.06	$5.65
Income (loss) per share from discontinued operations	—	—	0.01	(0.01)	0.01
Net income per share attributable to SSI shareholders	$0.42	$0.57	$2.18	$2.05	$5.66
Diluted:
Income per share from continuing operations attributable to SSI shareholders	$0.41	$0.56	$2.08	$2.01	$5.46
Income (loss) per share from discontinued operations	—	—	0.01	(0.01)	0.01
Net income per share attributable to SSI shareholders	$0.41	$0.56	$2.09	$2.00	$5.47
Weighted average number of common shares:
Basic	27,462	27,510	27,427	27,527	27,645
Diluted	28,337	28,074	28,524	28,222	28,589
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.750	$0.750

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal Year
	1Q19	2Q19	3Q19	4Q19	2019
SSI Total Volumes(1)
Total ferrous volumes (LT, in thousands)(2)	1,080	992	1,079	1,168	4,319
Total nonferrous volumes (pounds, in thousands)	166,977	154,571	169,912	175,874	667,334
Auto and Metals Recycling
Ferrous selling prices ($/LT)(3)
Domestic	$290	$286	$268	$232	$272
Export	$314	$288	$303	$281	$295
Average	$306	$287	$293	$270	$289
Ferrous sales volume (LT, in thousands)
Domestic	340	343	311	271	1,265
Export	579	515	627	754	2,475
Total	919	858	938	1,024	3,740
Nonferrous average price ($/pound)(3)(4)	$0.59	$0.58	$0.62	$0.56	$0.59
Nonferrous sales volume (pounds, in thousands)(4)	152,869	141,307	153,936	160,182	608,294
Cars purchased (in thousands)(5)	94	89	102	101	386
Auto stores at period end	51	51	51	51	51
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(3)	$747	$737	$703	$675	$713
Sales volume (ST, in thousands)
Rebar	81	59	91	100	331
Coiled products(6)	37	34	39	32	143
Merchant bar and other	—	—	—	3	3
Finished steel products sold(6)(7)	119	94	130	134	478
Rolling mill utilization(8)	87%	76%	98%	90%	88%

Tons for recycled ferrous metal are LT (Long Ton, which is equivalent to 2,240 pounds) and for finished steel products are ST (Short Ton, which is equivalent to 2,000 pounds).
(1)	Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2)	Subsequent to the earnings release for the second quarter of fiscal 2019, total ferrous volumes for the second quarter of fiscal 2019 were revised to include an additional 35 thousand LT.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Excludes PGM metals in catalytic converters.
(5)	Cars purchased by auto parts stores only.
(6)	The sum of quarterly amounts may not agree to full year equivalent due to rounding.
(7)	May not foot due to rounding.
(8)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal Year
	1Q18	2Q18	3Q18	4Q18	2018
SSI Total Volumes(1)
Total ferrous volumes (LT, in thousands)(2)	912	1,062	1,119	1,206	4,299
Total nonferrous volumes (pounds, in thousands)	141,046	144,024	162,667	188,359	636,096
Auto and Metals Recycling
Ferrous selling prices ($/LT)(3)
Domestic	$259	$278	$314	$303	$291
Export	$306	$327	$347	$328	$328
Average	$292	$314	$337	$321	$317
Ferrous sales volume (LT, in thousands)
Domestic	237	240	293	315	1,085
Export	559	657	690	717	2,623
Total	796	897	983	1,032	3,708
Nonferrous average price ($/pound)(3)(4)	$0.73	$0.72	$0.74	$0.69	$0.72
Nonferrous sales volume (pounds, in thousands)(4)	129,137	129,549	146,043	166,976	571,705
Cars purchased (in thousands)(5)	108	102	109	105	424
Auto stores at period end	53	53	53	52	52
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(3)	$599	$619	$703	$741	$666
Sales volume (ST, in thousands)
Rebar	84	80	92	81	337
Coiled products	41	43	47	44	175
Merchant bar and other	2	2	2	2	8
Finished steel products sold(6)	127	125	140	127	519
Rolling mill utilization(7)	95%	83%	91%	83%	88%

Tons for recycled ferrous metal are LT (Long Ton, which is equivalent to 2,240 pounds) and for finished steel products are ST (Short Ton, which is equivalent to 2,000 pounds).
(1)	Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2)	Subsequent to the earnings release for the second quarter of fiscal 2019, total ferrous volumes for the second quarter of fiscal 2019 were revised to include an additional 35 thousand LT.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Excludes PGM metals in catalytic converters.
(5)	Cars purchased by auto parts stores only.
(6)	May not foot due to rounding.
(7)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
(Unaudited)
	August 31, 2019	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$12,377	$4,723
Accounts receivable, net	145,617	169,418
Inventories	187,320	205,877
Other current assets	120,974	68,341
Total current assets	466,288	448,359
Property, plant and equipment, net	456,400	415,711
Goodwill and other assets	238,058	240,747
Total assets	$1,160,746	$1,104,817

Liabilities and Equity
Current liabilities:
Short-term borrowings	$1,321	$1,139
Other current liabilities	266,909	253,538
Total current liabilities	268,230	254,677
Long-term debt, net of current maturities	103,775	106,237
Other long-term liabilities	87,445	73,793
Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	696,964	666,078
Noncontrolling interests	4,332	4,032
Total equity	701,296	670,110
Total liabilities and equity	$1,160,746	$1,104,817

Non-GAAP Financial Measures

This press release contains expected performance based on adjusted diluted earnings per share from continuing operations attributable to SSI shareholders which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this measure for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting these non-GAAP financial measures provide a meaningful presentation of our results from business operations excluding adjustments for a charge related to the settlement of a wage and hour class action lawsuit, charges for legacy environmental matters net of recoveries, asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of previously contracted shipments, and income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in fiscal 2016 and concluded in fiscal 2018, are reported within SG&A expense in the Consolidated Statements of Income and are also excluded from the measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted consolidated operating income, adjusted AMR operating income and adjusted CSS operating income
($ in millions)	Quarter			Year
	4Q19	3Q19	4Q18	2019	2018
Consolidated operating income:
Operating income	$18	$24	$38	$84	$149
Charge related to the settlement of a wage and hour class action lawsuit	—	2	—	2	—
Charges for legacy environmental matters, net(1)	1	1	1	2	7
Asset impairment charges (recoveries), net	—	—	1	—	(1)
Restructuring charges and other exit-related activities	—	—	(1)	—	(1)
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Adjusted consolidated operating income(2)	$18	$27	$39	$89	$154

AMR operating income:
Operating income	$22	$29	$34	$96	$169
Charges for legacy environmental matters, net(1)	—	—	—	—	2
Asset impairment charges (recoveries), net	—	—	1	—	(1)
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Adjusted AMR operating income, net(2)	$22	$29	$34	$96	$169

CSS operating income:
Operating income	$6	$8	$14	$32	$38
Asset impairment charges (recoveries), net	—	—	—	—	—
Adjusted CSS operating income	$6	$8	$14	$32	$38

Reconciliation of adjusted net income from continuing operations attributable to SSI shareholders
($ in millions)	Quarter			Year
	4Q19	3Q19	4Q18	2019	2018
Net income from continuing operations attributable to SSI shareholders	$12	$16	$59	$57	$156
Charge related to the settlement of a wage and hour class action lawsuit	—	2	—	2	—
Charges for legacy environmental matters, net(1)	1	1	1	2	7
Asset impairment charges (recoveries), net	—	—	1	—	(1)
Restructuring charges and other exit-related activities	—	—	(1)	—	(1)
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Income tax expense (benefit) allocated to adjustments(3)	—	—	—	(1)	—
Adjusted net income from continuing operations attributable to SSI shareholders(2)	$12	$18	$60	$61	$161

Reconciliation of adjusted diluted earnings per share from continuing operations attributable to SSI shareholders
($ per share)	Quarter			Year
	4Q19	3Q19	4Q18	2019	2018
Diluted earnings per share from continuing operations attributable to SSI shareholders	$0.41	$0.56	$2.08	$2.01	$5.46
Charge related to the settlement of a wage and hour class action lawsuit	—	0.08	—	0.08	—
Charges for legacy environmental matters, net(1)	0.03	0.02	0.05	0.09	0.25
Asset impairment charges (recoveries), net	—	—	0.02	—	(0.04)
Restructuring charges and other exit-related activities	(0.02)	—	(0.03)	0.01	(0.02)
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	(0.01)
Income tax expense (benefit) allocated to adjustments(3)	—	(0.01)	—	(0.03)	—
Adjusted diluted earnings per share from continuing operations attributable to SSI shareholders(2)	$0.42	$0.65	$2.11	$2.16	$5.64

(1)

Legal and environmental charges for legacy environmental matters, net of recoveries. Prior quarters and fiscal 2018 have been recast for comparability. Legacy environmental matters include charges (net of recoveries) related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies. See Note 8 – Commitments and Contingencies, ‘Portland Harbor’ and ‘Other Legacy Environmental Loss Contingencies’ in the Notes to the Consolidated Financial Statements in the Company’s most recently filed 10-K on October 24, 2019.

(2)	May not foot due to rounding.
(3)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted net income from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

Reconciliation of debt, net of cash
($ in thousands)
	August 31, 2019	May 31, 2019	August 31, 2018
Short-term borrowings	$1,321	$1,234	$1,139
Long-term debt, net of current maturities	103,775	140,895	106,237
Total debt	105,096	142,129	107,376
Less: cash and cash equivalents	12,377	8,119	4,723
Total debt, net of cash	$92,719	$134,010	$102,653

Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of federal tax reform; the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; our ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; inability to realize or delays in realizing expected benefits from investments in technology; inability to renew facility leases; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com